Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration Nos. 333-236107 and 333-237536) of Professional Holding Corp. of our report dated March 30, 2020 on the financial statements of Marquis Bancorp, Inc, which is included in this Current Report on Form 8-K/A (8-K/A).

/s/ Crowe LLP

Miami, Florida
June 9, 2020